Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
POPBIG, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

PopBig, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           The Certificate of Incorporation of the Corporation is hereby amended by deleting Article I thereof and inserting the following in lieu thereof:

“ARTICLE I

NAME

The name of the Corporation shall be EMAV Holdings, Inc.”

2.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 26th day of December, 2013.

POPBIG, INC.

By: /s/ KEITH A. ROSENBAUM

Name: Keith A. Rosenbaum

Title: CEO